Exhibit 5.1

D. Bradley Peck

(858) 550-6012

bpeck@cooley.com

May 25, 2010

Sequenom, Inc.

3595 John Hopkins Court

San Diego, CA 92121-1331

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SEQUENOM, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, on behalf of certain selling stockholders, up to 12,435,000 shares of Common Stock (the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/S/ D. BRADLEY PECK
D. Bradley Peck

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com